                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                              (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[_]Confidential, for Use of the Commission Only
  (as permitted by Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               EXIDE CORPORATION
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]No fee required.

[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

--------------------------------------------------------------------------------
                            PROXY STATEMENT FOR THE
                               EXIDE CORPORATION
                      1999 ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

                               Exide Corporation
-------------------------------------------------------------------------------
                                645 Penn Street
                          Reading, Pennsylvania 19601

                                 July 15, 1999

Fellow Stockholders:

   It is my pleasure to invite you to Exide Corporation's 1999 Annual Meeting of Stockholders.

                ----------------------------------------------
                ----------------------------------------------

                  Date:      August 11, 1999

                  Time:      11:00 a.m.

                  Place:     Lincoln Plaza Hotel
                             100 North Fifth Street
                             Reading, Pennsylvania 19601

                ----------------------------------------------
                ----------------------------------------------

   At our Annual Meeting, you will have the opportunity to vote to:

  .  Elect our directors;

  .  Vote on our 1999 Stock Incentive Plan; and

  . Ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending March 31, 2000.

   In addition to the formal items of business, we will review the major developments of fiscal 1999 and answer any questions which you may have about the Company or its activities. We will also transact any other business that properly comes before the meeting or any adjournment or postponement thereof.

   This letter is your notice of the Annual Meeting and is being sent to stockholders of record as of the close of business on July 14, 1999, who are the only holders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

   It is important that your shares be represented at the meeting. Please sign, date and return the enclosed proxy card in the enclosed envelope, even if you plan to attend the meeting. If you do attend the meeting, you may personally vote, which will revoke your signed proxy. You may also revoke your proxy at any time before the meeting by following the instructions in the proxy statement.

   We look forward to seeing you at the meeting.

                                          By order of the Board of Directors,

                                          Bernard F. Stewart
                                          Secretary

                            PROXY STATEMENT FOR THE
                               EXIDE CORPORATION
                      1999 ANNUAL MEETING OF STOCKHOLDERS
-------------------------------------------------------------------------------

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

About this Proxy Statement

   We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 1999 Annual Meeting of Stockholders. This proxy statement summarizes the information which you will need in order to make an educated vote at the Annual Meeting. However, you need not attend the Annual Meeting in order to vote your shares. You may instead simply complete, sign and return the enclosed proxy card to register your vote.

   We sent this proxy statement and the enclosed proxy card on July 15, 1999 to all stockholders who owned shares of our common stock at the close of business on July 14, 1999, who are the only stockholders entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a list of our stockholders will be open for examination at our headquarters by any stockholder for any reason relating to the meeting. As of the record date, there were 21,364,487 shares of our common stock outstanding.

Number of Votes

   Each share of our common stock entitles you to one vote on each proposal at the Annual Meeting. The enclosed proxy card indicates the number of shares of our common stock that you own.

The Quorum Requirement

   At the Annual Meeting, inspectors of election will determine whether there is a quorum present. A quorum is required to conduct any business at the meeting. For a quorum to be present, the holders of a majority of the outstanding shares of common stock must be present in person or by proxy. If you mark your proxy card "abstain," or if your proxy is held in street name by your broker and it is not voted on all proposals, your proxy will nonetheless be counted as present for purposes of determining a quorum.

Voting By Proxy

   Whether or not you plan to attend the Annual Meeting, please complete, sign and date, and return the enclosed proxy card in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

   If you fill out your proxy card properly and return it in time to vote, your proxy will vote your shares as you have directed. If you sign the proxy card but do not make any specific indications of how you wish to vote, your proxy will vote your shares

  .  ""FOR'' the election of the director nominees;

  .  ""FOR'' adopting our 1999 Stock Incentive Plan; and

  . ""FOR'' ratifying the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending March 31, 2000.

   If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his best judgement. We know of no matters to be addressed at the Annual Meeting beyond those described in this proxy statement.

Revoking Your Proxy

   If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in the following ways:

  .  You may send in another proxy with a later date.

  .  You may notify our Corporate Secretary in writing before the Annual
     Meeting.

  .  You may attend the meeting and vote in person.

Voting In Person

   If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on July 14, 1999, the record date for voting.

Approving the Proposals

  Proposal I:    Electing Directors

   At the Annual Meeting, the director nominees receiving a plurality of the votes cast in person or by proxy will be elected. If you are present and do not vote, or if you send in your proxy marked "withheld," your vote will have no impact on the election of those directors as to whom you have withheld votes.

  Proposal II:   Ratifying the 1999 Stock Incentive Plan

  Proposal III:Ratifying the Appointment of Arthur Andersen LLP as the
                 Company's Independent Certified Public Accountants for the Fiscal Year Ending March 31, 2000

   In order to be approved, all other matters to be voted on, including adopting the 1999 Stock Incentive Plan and ratifying the appointment of independent accountants, require the affirmative vote of a majority of the shares entitled to vote at the meeting, cast either in person or by proxy. If you attend the meeting but do not vote, or if you send in your proxy marked "abstain," your abstention will have no impact on these matters.

   The Effect of Broker Non-Votes

   Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received voting instructions from beneficial owners. Consequently, brokers holding shares of common stock in street name who do not receive voting instructions are entitled to vote on the election of directors of the Company and ratification of the appointment of the independent auditors. Brokers holding shares in street name who do not receive voting instructions will not, however, have the discretion to vote on the adoption of the 1999 Stock Incentive Plan and will therefore abstain from voting on Proposal II. Such abstentions, known as broker non-votes, will have no impact on the adoption of the 1999 Stock Incentive Plan.

The Cost of Soliciting Proxies

   Exide will pay all of the costs of soliciting these proxies, including the cost of mailing the proxy solicitation material and the cost of services rendered by D.F. King, a proxy solicitation firm, which are estimated at $10,000. In addition, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. Exide will not compensate these directors and employees additionally for this solicitation, but Exide may reimburse them for any out-of-pocket expenses which they incur in the process of soliciting the proxies. We will arrange for brokers and other custodians, nominees and fiduciaries to forward the solicitation materials to their principals, and Exide will reimburse them for any out-of-pocket expenses which they reasonably incur in the process of forwarding the materials.

                                   PROPOSALS

   The Board of Directors is soliciting your vote with respect to each of the following proposals. The Company does not expect any other matters to come before the meeting; however, if another matter is voted upon, your proxy will vote your shares in accordance with his best judgment. The Board of Directors recommends that you vote "FOR" each of the following proposals:

                           I. ELECTION OF DIRECTORS

   The directors to be elected at this meeting will serve until the next annual meeting or until their successors are elected. Each of the nominees for election as a director has agreed to serve if elected. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card. Nominees receiving a plurality of votes of shares of common stock present in person or by proxy at the meeting will be elected as directors.

   The following table sets forth certain information with respect to each nominee.

          Name           Age            Principal Occupation and Directorships
          ----           --- ------------------------------------------------------------
Robert A. Lutz..........  67 Chairman, President and Chief Executive Officer of Exide
                             since December 1998. Mr. Lutz retired in July 1998 as Vice
                             Chairman of Chrysler. Previously, Mr. Lutz was Chrysler's
                             President and Chief Operating Officer responsible for its
                             car and truck operations worldwide. Prior to joining
                             Chrysler, Mr. Lutz held senior executive and operating
                             positions with Ford, GM and BMW. Mr. Lutz is also a director of Northrop Grumman, ASCOM, a Swiss telecommunications and electronics company, and Silicon Graphics.

Francois J. Castaing....  54 Director of Exide since March 1999. Mr. Castaing is
                             President of Castaing & Associates, an automotive industry consulting firm. From 1987 until his retirement in 1997, Mr.
                             Castaing was an executive with Chrysler, most recently an
                             Executive Vice President, responsible for vehicle
                             engineering.

John A. James...........  57 Director of Exide since March 1999. Mr. James is Chairman of the Board and Chief Executive Officer of The O-J Group, a
                             group of transportation-related companies which he cofounded in 1971. Mr. James is also a director of the Hartford
                             Development Foundation and a member of the National
                             Association of Black Automotive Suppliers.

Heinz C. Prechter.......  57 Director of Exide since March 1999. Mr. Prechter is Chairman of Prechter Holdings, a holding company he founded in 1965 that owns various manufacturing companies, one of which is a supplier of the automobile industry. Mr. Prechter is also
                             the Founding Chairman and Director of ASC, Inc., an
                             automotive sunroof company.

John E. Robson..........  69 Director of Exide since March 1999. Mr. Robson is an investment banker with BancBoston Robertson Stephens Inc.
                             From 1989 to 1993, Mr. Robson served as Deputy Secretary of the United States Treasury. Mr. Robson is also a director of
                             ProLogis Trust, a global provider of distribution services and facilities, Monsanto and Northrop Grumman.

   Messrs. Robert H. Irwin, Thomas J. Reilly, Jr. and James T. Watson, current members of our board of directors, have chosen not to stand for reelection this year. We are grateful to each of them for their years of dedicated service to Exide and its stockholders.

Committees of the Board of Directors

   The Board of Directors has the following committees:

           Name and Function of Committee                    Members
  ------------------------------------------------     --------------------
  Compensation                                         Heinz C. Prechter,
  .  reviewing and approving executive                 Chairman
     remuneration                                      Francois J.
                                                       Castaing

  .  supervising the administration of Exide's         Robert H. Irwin
     compensation plans                                Thomas J. Reilly,
                                                       Jr.

  .  ensuring the link between executive               James T. Watson
     compensation and both the performance of the organization and the creation of shareholder value

  Audit                                                John E. Robson,
  .  recommending to the board the independent         Chairman
     certified public accountants to be selected       Robert H. Irwin
     to conduct the annual audit                       Heinz C. Prechter

                                                       Thomas J. Reilly,
  .  reviewing the accounting and financial            Jr.
     controls

  Nominating                                           John A. James,
  .  recommending nominees for the board,              Chairman
     evaluating director performance and               James T. Watson
     recommending board committees and membership      Robert H. Irwin

   The Board of Directors held 19 meetings during fiscal 1999. The Compensation Committee met five times during fiscal 1999. The Audit Committee met six times during fiscal 1999. The Nominating Committee met twice during fiscal 1999. Each director attended at least 75% of the meetings of the Board of Directors and any committee on which he served.

Director Compensation

   Directors who are not officers or employees of Exide receive a quarterly retainer fee of $8,000, plus $1,200 for each non-telephonic board meeting they attend. Committee members receive $1,200 for one or more committee meetings in a single day. However, if the total meeting time in a single day exceeds six hours, committee members receive $2,000 for the day. Committee chairpersons receive $2,500 per quarter and $1,300 for one or more committee meetings in a single day. However, if the total meeting time in a single day exceeds six hours, committee chairpersons receive $2,000 for the day. Directors are also reimbursed their expenses for attending each meeting of the board or any committee. Our 1996 Non-Employee Director Stock Plan requires that at least 50% of such fees be paid in common stock. However, the amount paid in our common stock may increase if the director so desires. In addition, under the 1996 plan each non-employee director receives 500 shares of common stock at each annual meeting at which he or she is elected. James T. Watson, Thomas J. Reilly, Jr. and Robert H. Irwin, who are not standing for re-election this year, also received under the plan 2,442 shares of common stock. These shares vest at the rate of 20% per year at each annual meeting.

   During fiscal 1999, our board held a large number of meetings relating to, among other things, prospective changes in our management team and business strategy. As a result, certain board members received an unusually large amount of compensation last fiscal year, albeit in accordance with our established guidelines. These directors received the following compensation, in stock or cash, in fiscal 1999: Robert H. Irwin--$81,363; Thomas J. Reilly, Jr.--$73,764; and James T. Watson--$50,364.

Stock Ownership

   The following table shows, as of June 30, 1999, information regarding beneficial ownership of common stock by Exide's directors and executive officers, certain former officers and by each person and entity that beneficially owns more than five percent of the common stock. Except as indicated in the notes to the table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Except as otherwise indicated, the address of each person listed below is the address of Exide.

                                                        Number of Shares
                                                      Beneficially Owned(1)
                                                      ---------------------------
Beneficial Owner                                        Number         Percent
----------------                                      ------------    -----------
Robert A. Lutz (2)...................................        2,250(1)         *
Santiago Ramirez (3).................................       24,000            *
James M. Diasio (4)..................................       50,000            *
Jack J. Sosiak (5)...................................       62,387            *
Francois J. Castaing.................................          539            *
Robert H. Irwin......................................       47,406            *
John A. James........................................        1,078            *
Heinz C. Prechter....................................          719            *
Thomas J. Reilly, Jr.................................        7,790            *
John E. Robson (6)...................................        3,078            *
James T. Watson......................................        9,683            *
All executive officers and directors as a group (15
 persons)............................................      212,230         1.0%
Douglas N. Pearson (7)...............................      540,675            *
Arthur M. Hawkins (8)................................    2,151,442        10.1%
State of Wisconsin Investment Board (9)..............    3,663,500        17.2%
Janus Capital Corporation (10).......................    2,137,135        10.0%
Loomis, Sayles & Co., L.P. (11)......................    1,445,781         6.7%
Sanford C. Bernstein & Co., Inc. (12)................    1,524,535         7.1%
David L. Babson and Company Incorporated (13)........    1,443,426         6.8%

--------
    *Less than 1%.
 (1) Based on 21,364,487 shares outstanding as of July 14, 1999.
 (2) Represents shares beneficially owned by Mr. Lutz' spouse. Mr. Lutz also holds options to purchase 1,800,000 shares of common stock that are not currently exercisable.
 (3) Represents currently exercisable options to purchase common stock. Mr. Ramirez also holds options to purchase 76,000 shares of common stock that are not currently exercisable.
 (4) Represents currently exercisable options to purchase common stock.
 (5) Includes currently exercisable options to purchase 11,200 shares of common stock. Mr. Sosiak also holds options to purchase 20,800 shares of common stock that are not currently exercisable.
 (6) Includes 2,000 shares held by a living trust for the benefit of Mr. Robson and his spouse.
 (7) Based solely on Mr. Pearson's filings with the SEC under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr Pearson's address is 2820 River Road, New Hope, Pennsylvania 18938.
 (8) Based solely on a Schedule 13G filed on February 11, 1999 and on Mr. Hawkins' other filings with the SEC. Arthur M. Hawkins' address is 1530 Surria Court, Bloomfield Hills, Michigan 48304.
 (9) Based solely on a Schedule 13G filed on February 2, 1999. State of Wisconsin Investment Boards' address is P.O. Box 7842, Madison, Wisconsin 53707.
(10) Based solely on a Schedule 13G filed on April 9, 1999. Janus Capital's address is 100 Fillmore Street, Denver, Colorado 80206-4923.
(11) Based solely on a Schedule 13G filed on February 10, 1999, Loomis, Sayles address is One Financial Center, Boston, Massachusetts 02111.
(12) Based solely on a Schedule 13G filed on February 5, 1999, Sanford C. Bernstein's address is 767 Fifth Avenue, New York, New York 10153.
(13) Based solely on a Schedule 13G filed on February 3, 1999, David L. Babson's address is One Memorial Drive, Cambridge, Massachusetts 02142-1300.

   This table shows information for the fiscal years 1999, 1998 and 1997 concerning compensation for Exide's chief executive officer, our other most highly compensated executive officers, our former chief executive officer and a former executive officer.

                          Summary Compensation Table

                                                                      Awards
                                    Annual Compensation             Securities
                         ------------------------------------------ Underlying  All Other
Name and Principal       Fiscal             Bonus    Other Annual    Options   Compensation
Position                  Year  Salary ($) ($) (1) Compensation ($)    (#)       ($) (2)
------------------       ------ ---------- ------- ---------------- ---------- ------------
Robert A. Lutz..........  1999   300,000        --          --      1,800,000      3,360
  Chairman, President     1998        --        --          --             --         --
  and Chief Executive     1997        --        --          --             --         --
  Officer

Santiago Ramirez (3)....
  Chairman, President
  and Chief Executive
  Officer, Exide Holding
  Europe

James M. Diasio.........  1999   135,758        --          --         20,000      3,201
  Executive Vice          1998    62,500        --          --          6,000        149
  President and Chief     1997   122,500    25,260          --         10,000      7,257
  Financial Officer.....

Jack J. Sosiak..........  1999   220,000        --          --             --      9,569
  Executive Vice          1998   220,000   110,000          --         10,000      9,352
  President Human         1997   220,000        --          --         22,000      9,148
  Resources

Arthur M. Hawkins (4)...  1999   525,000        --      48,916             --      3,600
  Former Chief Executive  1998   900,000        --      96,978      1,000,000     15,119
  Officer                 1997   900,000        --      98,000        130,000     13,060

Douglas N. Pearson......  1999   262,500        --          --             --      1,800
  Former Executive Vice   1998   450,000        --          --        100,000     11,665
  President               1997   450,000        --          --         53,000     11,312

--------
(1) Bonus amounts shown are those accrued for and paid in or after the end of the fiscal year listed.
(2) Includes for calendar 1999 accrued contributions for the Exide Salaried Retirement and 401(k) Plan and payments for term life insurance as follows:

                                                  Retirement Plan Life Insurance
                                                     Payments        Payments
                                                  --------------- --------------
     Mr. Lutz....................................     $3,000          $  360
     Mr. Diasio..................................     $2,630          $  571
     Mr. Sosiak..................................     $8,671          $  898
     Mr. Hawkins.................................         --          $3,600
     Mr. Pearson.................................         --          $1,800

(3) Intentionally omitted.
(4) Other annual compensation for Mr. Hawkins includes for fiscal 1999, 1998 and 1997, $36,400, $61,800 and $68,600, respectively, for personal use of Exide-owned aircraft.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

                                                     Number of Securities      Value of Unexercised
                                                    Underlying Unexercised     In-the-Money Options
                            Shares                   Options at FY-End (#)         at FY-End ($)
                         Acquired on     Value     ------------------------- -------------------------
          Name           Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ------------ ------------ ------------------------- -------------------------
Robert A. Lutz..........      --           --               --/1,800,000           --/1,800,000
Santiago Ramirez........      --           --           24,000/76,000              --/--
James M. Diasio.........      --           --               --/20,000              --/6,240
Jack J. Sosiak..........      --           --           11,200/20,800              --/--
Arthur M. Hawkins (1)...      --           --          120,000/380,000             --/--
Douglas N. Pearson (1)..      --           --           45,200/107,800             --/--

--------
(1) These options are the subject of an unresolved dispute between Exide and Messrs. Hawkins and Pearson. See "--Severance Agreements"

Option Grants in Last Fiscal Year

                                                                             Potential Realizable
                                                                            Value at Assumed Annual
                          Number of       % of                                     Rates of
                         Securities  Total Options                         Stock Price Appreciation
                         Underlying     Granted     Exercise or               for Option Term ($)
                           Options    to Employees  Base Price  Expiration -------------------------
   Name                  Granted (#) in Fiscal Year   ($/Sh.)      Date    0%      5%        10%
   ----                  ----------- -------------- ----------- ---------- --- ---------- ----------
Robert A. Lutz (1)......  1,800,000       97.8        10.125     11/11/08   -- 11,461,605 29,045,950
Santiago Ramirez........         --         --            --           --   --         --         --
James M. Diasio.........     20,000        1.1        10.813      9/18/08   --    136,005    344,663
Jack J. Sosiak..........         --         --            --           --   --         --         --
Arthur M. Hawkins.......         --         --            --           --   --         --         --
Douglas N. Pearson......         --         --            --           --   --         --         --

--------
(1) Mr. Lutz's options were approved by our board, but were not granted under any existing stock plan.

Long-Term Incentive Plan

   Exide has a long term incentive plan which it adopted in 1993. The plan permits the compensation committee to grant awards to key employees in the form of incentive stock options, nonqualified stock options, restricted shares of common stock or units valued on the basis of long-term performance of Exide. Stock appreciation rights may be granted with options or alone. All of the awards to date have been nonqualified stock options, none of which were accompanied by stock appreciation rights. All awards vest ratably over periods ranging from four to five years, with the maximum term of the awards ranging from five years and three months to ten years. The maximum aggregate number of shares of common stock with respect to which awards may be granted is 700,000 shares. No single employee may receive an award of more than 150,000 shares in any one fiscal year. Currently outstanding awards under the plan are 20,000 restricted shares and 306,000 stock options.

1997 Stock Option Plan

   Exide has a stock option plan which it adopted in 1997. The plan permits grants of stock options to key employees covering up to 2,000,000 shares of common stock. No single employee may receive an award of options covering more than 1,000,000 shares. The board granted 2,000,000 stock options under the plan in 1997, of which 1,355,500 remain outstanding. No further grants will be made under this plan. The exercise price for each option is $16.625, the fair market value on the date of grant. The options are subject to vesting provisions based on stock price levels and time of service and expire on June 1, 2007.

Retirement Plans

   Exide has a salaried retirement and 401(k) plan, a noncontributory money purchase plan which also permits employees to contribute a percentage of base pay on a pretax basis with a matching contribution by Exide. Under the plan, Exide contributes 4% of each participant's eligible plan earnings. Contributions vest gradually over five years. Eligible participants may also elect to contribute a percentage of their compensation on a pretax basis.

Exide makes matching contributions of up to $0.75 for every $1.00 a participant contributes up to 6% of a participant's compensation. The actual level of matching contributions depends on Exide's profitability. Participants are at all times vested in their own contributions and earnings on their contributions. Exide's matching contributions vest gradually over five years.

1999 Annual Incentive Plan

   In 1999, Exide adopted a formal plan for the payment of annual cash incentives. The 1999 Annual Incentive Plan is intended to provide a specific structure for determining the measures and levels of performance that will be required to provide cash incentives to executives and select senior managers. The specific performance measures will be set annually based upon that year's business plan and the overall Exide strategy. The 1999 Annual Incentive Plan requires that the performance measures be related to financial performance. All awards made under the 1999 Annual Incentive Plan are contingent upon obtaining set financial results measured on a worldwide basis. In addition, actual payouts to individual participants are dependent upon performance goals that vary among groups of participants. Performance for executives will be measured exclusively on worldwide results of Exide. Non-executive managers will be measured on a blend of worldwide and divisional results.

   For 1999, the performance goals selected focus on immediate financial improvement. Awards for all participants in the 1999 Annual Incentive Plan are contingent upon attaining a set level of profit before tax. Individual participants' payouts will be determined based upon some or all of the following measures: earnings per share, return on invested capital, cash flow, inventory turnover, receivables, profit before tax, quality and expense management. In addition, individual awards may be increased or decreased based upon individual achievement of set operational goals or at the discretion of executive management and the Compensation Committee.

   Targets under the 1999 Annual Incentive Plan range from 7% to 100% of base salary. Actual payouts can vary from 0% to 150% of target. These targets are generally expected to produce total annual cash compensation for a specific job at the median of the market place. Mr. Lutz's target is 100% of salary. He is subject to the same overall performance measure of profit before tax as all other participants. His individual performance measures are earnings per share, return on invested capital, cash flow and profit before tax, all measured on a worldwide basis.

Executive Employment Agreements

   In connection with his joining Exide, Mr. Lutz entered into an employment agreement with us. Under his employment agreement, he is to be paid a salary of at least $900,000 per year and will receive a bonus of up to 150% of his salary as determined by our board. In addition, Mr. Lutz received a stock option covering 1.8 million shares of our common stock that vests equally over a three year period. The term of the agreement is through December 1, 2001 and it may be terminated by Mr. Lutz at any time or by Exide for cause. Mr. Lutz has agreed not to compete with us for one year after the termination of his employment.

   Mr. Diasio entered into an employment agreement with us when he returned to Exide in 1998. His agreement has no specific term and can be terminated by him on 30 days' notice or by Exide with or without cause. If we terminate the agreement without cause or if he terminates due to a reduction in his duties or upon a change in control, he is to receive $300,000, outplacement assistance and certain other benefits. The agreement specifies an initial base salary of $280,000 (which we have increased to $300,000), a bonus of up to 150% of his salary each year and a one time bonus of $50,000 after 18 months if he remains employed by Exide. Under the agreement, Mr. Diasio received a stock option covering 20,000 shares vesting over a five year period.

   Mr. Ramirez's employment agreement, which is with our principal Spanish subsidiary, provides for a fixed annual salary and the opportunity to earn an annual bonus based on the achievement of certain goals. He also received an initial stock grant of 20,000 shares vesting equally over a five year period, which ends in December of 1999. Mr. Ramirez may terminate his agreement on three months notice and the subsidiary may terminate his agreement at any time. If we terminate his employment or if he terminates his employment within three months after a substantial change in ownership of the subsidiary, he is entitled to continuation of his salary for five years. The agreement also provides for retirement payments. Mr. Ramirez also has agreed not to compete with Exide or its subsidiaries for two years after voluntarily leaving the employment of the subsidiary.

Severance Agreements

   In October 1998, Exide entered into separation agreements with certain of its executive officers, including Messrs. Hawkins and Pearson. Exide has, however, subsequently informed Messrs. Hawkins and Pearson that it believes the separation agreements are null and void and has demanded repayment of all amounts paid under the separation agreements to date and the cancellation of options retained by Messrs. Hawkins and Pearson under such agreements. Mr. Hawkins has filed a lawsuit contesting our determination and we have countersued.

   Under Mr. Hawkins' agreement as written, he agrees to provide consulting services to Exide through March 2002, to refrain from contacting our customers through March 2001 and to cooperate with us in litigation where we consider his participation necessary. We paid him $789,304 under the agreement and forgave a $450,000 loan we had made to him. We also agreed, among other things, to pay him $650,000 per year through March 2002, to continue his and his dependents' medical and dental coverage until that time, to provide him with title to a company car and a company airplane, the combined values of which were approximately $125,000 and to allow him to retain 500,000 of his stock options. The agreement also contains mutual releases of claims by the parties.

   Under Mr. Pearson's agreement as written, he agrees to provide consulting services to Exide through July 2003 and to assist us in litigation when we deem it necessary. Under the agreement, we forgave a $225,000 loan we made to him in 1998 and agreed to pay him $450,000 per year through July 2003, less $339,000 which we had advanced on his behalf in October 1998. We also agreed to continue his medical and dental coverage through July 2003, to provide him with title to a company car with a value of $27,600 and to allow him to retain his stock options. The agreement also contains mutual releases of claims by the parties.

Compensation Committee Report on Executive Compensation

   Under SEC rules, this Compensation Committee report is not deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filings with the SEC.

   Exide has recently engaged an outside global executive compensation consulting firm to review all elements of compensation against its new business strategy, current circumstances, external market conditions and competitive standards. The review has been completed for all executives and senior managers in North America and Europe. Planned revisions to our compensation structure include adjustments to base salaries, annual and long-term incentives. The primary objectives of the compensation plans are:

  . to attract and retain an executive and senior management team capable of improving Exide's short and long-term financial performance through development and execution of a strategy that creates shareholder value;

  . to reward key individuals for improvements in financial problem areas including operational performance and profit generation; and

  .  to motivate long-term improvement in Exide's financial results.

Base Salaries

   The base salaries of the Company's executive officers are reviewed annually and evaluated with those of similarly situated manufacturing companies. Our executive's salaries have generally been commensurate with those of other executives in comparable positions in such companies.

Annual Cash Incentives

   Until recently, annual cash bonuses have been determined based on the Company's prior year performance. In July 1999, our board of directors adopted a new annual cash incentive plan, which will apply to our Chief Executive Officer, his direct reports and other senior managers in North America and Europe. The annual incentive plan's immediate objectives are focused on providing a market competitive-based instrument that effectively motivates key contributors towards quickly improving overall corporate performance. The annual incentive plan is primarily a formula driven plan based on financial performance that include measures such as revenue, profits, expense management and improvements to balance sheet management. The incentive compensation of executives and various levels of senior managers will be based on corporate, unit and individual performance measures, as appropriate. Target incentive levels have been established based on market competitive data, reporting relationship, and functional responsibility in the organization and are designed to be challenging yet attainable. See "--1999 Annual Incentive Plan."

Long-Term Incentives

   Long-term incentives are primarily made through the use of stock options granted under Exides' various stock plans. Grants have been made on the basis of individual contribution and performance. The exercise price of previously granted stock options has never been less than fair market value of the underlying stock at the time of grant. Option holders benefit from the grant when the value of the underlying share rises above the exercise price and the stock option is exercised. The gain equals the positive difference in value between the exercise price and the fair market value of the share at the time of exercise. Stock options are widely viewed as inducements to recipients to increase stock price. The stock options granted were generally subjected to vesting requirements.

   The Compensation Committee is composed only of non-employee directors and is committed to structuring executive long term compensation programs which will significantly reward the executives if the long term shareholder value increases as reflected by continuing share price improvement.

   Incentive programs which are both ambitious and realistic encourage participants to achieve the goals, but, if the tasks given to the executives to realize the intended benefits are unrealistic, the program will be counter-productive and will not encourage the participants to maximize their capabilities to the benefit of the Company and its stockholders. Being cognizant of this fact, the Compensation Committee has developed programs and is committed to structuring long term executive compensation programs that are intended to significantly improve the long term shareholder value of the Company.

Deductibility of Award Payments

   Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), sets a $1 million limit on deductions for the compensation of each executive officer. Such provision permits certain performance-based compensation to be excluded from this limit. However, the Compensation Committee has concluded that committing the Company to comply with the conditions for such exclusion in all cases would unduly limit its ability to structure appropriate bonus plans for the executive officers and determined, in light of the small deduction which might be lost, not to attempt to make all awards granted under the Company's plans comply with such conditions.

                             Compensation Committee

                             Heinz C. Prechter, Chairman
                             Francois J. Castaing
                             Robert H. Irwin
                             Thomas J. Reilly, Jr.
                             James T. Watson

                               Performance Graph

   Under SEC rules, this performance graph is not deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filings with the SEC.

   Set forth below is a graph comparing the cumulative total returns of (i) the Company's Common Stock, (ii) the Standard & Poor's(R) 500 Composite Stock Index ("S&P 500") and (iii) the average of the common stock prices of Federal-Mogul Corporation and Standard Motor Products, Inc., which companies are automobile parts manufacturers (the "Peer Group"), from March 31, 1994 through March 31, 1998. The graph does not reflect the common stock of Echlin Inc., which had been included in Peer Group in previous years, because Echlin common stock is no longer publicly traded. The graph assumes that $100 was invested on March 31, 1994 and that dividends were reinvested.

  Comparison of Cumulative Total Return Among Company, S&P 500 Index and Peer
                                     Group
                     From March 31, 1994 to March 31, 1999

                        [Performance Graph Appears Here]

                                                   March 31,
                                -----------------------------------------------
                                 1994    1995    1996    1997    1998    1999
                                ------- ------- ------- ------- ------- -------
Exide Corporation.............. $100.00 $ 99.49 $ 63.40 $ 44.57 $ 46.27 $ 30.54

Peer Group.....................  100.00   73.14   72.20   88.79  183.97  154.06

Standard & Poor's Composite
 Index.........................  100.00  115.57  152.67  182.94  270.74  320.72

Section 16(a) Beneficial Ownership Reporting Compliance

   To the knowledge of the Company, all directors and executive officers of the Company timely filed all reports required of them under Section 16 of the Exchange Act.

Certain Transactions

   In July 1988, Exide entered into a net lease with a corporation whose stockholders include Messrs. Hawkins and Pearson. The corporation owns a lodge situated on approximately 70 acres of land in Michigan which Exide formerly used for customer meetings and other business purposes. The lease, which was extended in August, 1996, expires on July 1, 2002 and provides for rental payments of $26,204 per quarter. In 1995, Exide ceased making rental payments pursuant to its understanding that rental payments would be offset by improvements paid for by Exide. In lieu of rent, Exide paid $99,704 for improvements in the last three fiscal years. However, in April 1999, Exide was notified by the corporation that it disputes the understanding that rental payments would be offset by improvements. The corporation alleges that Exide owes $288,240 in rental payments for the past eleven quarters. Exide no longer uses the lodge and the corporation has placed the lodge for sale. In the event the lodge is not sold, the corporation alleges that Exide will owe an additional $340,647 for the 13 quarters until the expiration of the lease. Exide also paid $38,467 in fiscal 1998 and 1997 for improvements to an airstrip on property owned by the corporation and situated near the lodge. These improvements were not covered by the lease and Exide is seeking reimbursement for this amount.

   In mid 1998, Messrs. Hawkins and Pearson announced their intention to explore a management buy out of Exide, which they subsequently abandoned. Mr. Hawkins charged Exide $33,686 for various expenses in connection with the management buy out, including the use of Exide owned aircraft, consultant fees and the use of Exide employees.

   In mid 1998, Exide loaned $152,000 to Mr. Hawkins after Morgan Stanley made a margin call on his Exide stock. As part of his severance arrangements, we agreed to allow him to repay that amount to us over a period of three years at no interest. See "--Severance Agreements."

   In mid 1998, Exide loaned $139,140 to Mr. Pearson to finance the purchase of shares of our common stock. He subsequently repaid the loan in full.

                   II. ADOPTION OF 1999 STOCK INCENTIVE PLAN

   The following is a summary description of the Exide Corporation 1999 Stock Incentive Plan. It is qualified in its entirety by reference to the terms of the plan itself, which is attached to this proxy statement as Annex A.

   In July 1999, the Board of Directors approved, subject to shareholder approval, the Exide Corporation 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan addresses the following important issues.

  . Focusing participants on long-term shareholder value creation through equity compensation;

  . Increasing the available pool of shares that can be used for compensation;

  . Giving the Compensation Committee additional flexibility to make awards that are sensitive to the strategic plan of the Company;

  . Responding to competitive pressure to attract and retain, on a global basis, a competent, ethical and enthusiastic management team; and

  .  Penetrating deeper into Exide with the use of stock options.

Plan Benefits

   The 1999 Stock Incentive Plan is discretionary and may be based on Exide's financial performance. It is not possible to determine or to estimate the benefits or amounts that will be received in the future by individual participants or groups of participants under the 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan is not intended to convey any additional employment right to any person except as set out in a written award agreement. Subject to stockholder approval, the 1999 Stock Incentive Plan will become effective on August 11, 1999 and will terminate on August 10, 2009.

Types of Awards

   The 1999 Stock Incentive Plan would permit the granting of restricted stock awards, non-qualified stock options and incentive stock options ("ISOs"), which are intended to qualify for special tax treatment under Section 422 of the Code.

   Grants made under the 1999 Stock Incentive Plan may be subject to vesting. The vesting requirement may be related to additional time in service to Exide or may be performance goals.

Administration and Eligibility

   The 1999 Stock Incentive Plan will be administered by the Board or the Compensation Committee of the Board, each of the members of which is a "non-employee director" as defined in the Exchange Act, and an "outside director" as defined in the Code. The Compensation Committee will have the authority to select employees, directors and contractors to whom awards are granted, to determine the type of awards and the number of shares awarded, to set the terms, conditions, and provisions of such awards and to cancel or suspend awards. The Compensation Committee will be authorized to interpret the 1999 Stock Incentive Plan and to establish, amend and rescind any rule or regulation relating to the 1999 Stock Incentive Plan, to determine the terms and provision of any agreements entered into under the 1999 Stock Incentive Plan, and to make all other determinations which may be necessary or advisable for the administration of the 1999 Stock Incentive Plan. The Compensation Committee may delegate its administrative responsibilities to the Chief Executive Officer except as pertains to employees subject to Section 16 of the Exchange Act.

Shares Subject to the 1999 Stock Incentive Plan

   Subject to adjustment as described below, 3,000,000 shares of Exide Corporation Common Stock are available for award under the 1999 Stock Incentive Plan. No more than 200,000 shares may be available for award as stock grants. No more than 500,000 shares may be granted to any individual in a calendar year. If any shares subject to any award under the 1999 Stock Incentive Plan are forfeited, or such award is settled for cash, or expires, or is otherwise terminated without issuance of shares, the shares subject to such award will again be available for awards under the 1999 Stock Incentive Plan. The number of shares available for awards under the 1999 Stock Incentive Plan will also be increased by the number of shares withheld by or tendered to the Company in connection with the payment of the exercise price of a stock option or other award under the Plan or the satisfaction of tax withholding obligations. The shares of stock deliverable under the Plan may consist in whole or in part of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

Stock Options

   The price per share of the stock purchasable under any stock option will be determined by the Compensation Committee, but will not be less than 100% of the fair market value of the stock on the date of the grant of such option. The term of each option will be fixed by the Compensation Committee. Options will be exercisable at such time or times, or upon attainment of such goals, as determined by the Compensation Committee, but no option will be exercisable after the expiration of ten years from the date the option is granted. The Compensation Committee may in its discretion allow for deferral of delivery or receipt of stock purchased through the exercise of a stock option.

Restricted Stock

   Restricted stock may not be disposed of by the recipient until certain restrictions established by the Compensation Committee terminate. Recipients of restricted stock are not required to provide consideration other than the rendering of services, achievement of performance goals established by the Compensation Committee or the payment of any minimum amount required by law. The participant will have, with respect to restricted stock, all of the rights of a stock holder of the company, including the right to vote the shares, and the right to receive any cash dividends, unless the Compensation Committee determines otherwise. Upon termination of employment during the restriction period, all restricted stock will be forfeited, subject to such exceptions, if any, as are authorized by the Compensation Committee.

Nonassignability of Awards

   Unless the Compensation Committee determines otherwise at the time of an award or thereafter, no award granted under the 1999 Stock Incentive Plan may be assigned, transferred, pledge or otherwise encumbered by a participant, other than by will, by designation of a beneficiary after death or by the laws of descent and distribution and each award will be exercisable during the participant's lifetime only by the participants or, if permissible under applicable law, by the participants' guardian or legal representative.

Adjustments

   In the event of any change affecting the numbers of shares of common stock by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change or any distributions of shares to common shareholders other than cash dividends, the Compensation Committee must make such substitution or adjustment in the aggregate number or class of shares that may be distributed under the 1999 Stock Incentive Plan (including the substitution of similar shares of, or options to purchase the shares of, another company) and in the number, class and option price of shares subject to the outstanding awards granted under the 1999 Stock Incentive Plan as it deems to be appropriate to maintain the purpose of the original grant.

Amendment and Termination

   The Compensation Committee may, by resolution, amend or revise the 1999 Stock Incentive Plan without stockholder approval, unless such approval is required to maintain the compliance of the 1999 Stock Incentive Plan and/or awards granted to directors, executive officers or other persons under any applicable securities, tax or other legal requirement as determined by the Compensation Committee. The Board may not modify any award previously granted under the 1999 Stock Incentive Plan in a manner adverse to the participant except in accordance with its provisions as to adjustments. The Compensation Committee is authorized to make any adjustment needed in an award to conform the award to applicable law outside of the United States.

Code Section 162(m) Performance-Based Compensation

   If the Compensation Committee determines at the time an award is granted to a participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such award, a "covered employee" under Code Section 162(m), then the Compensation Committee may provide as to such award that the lapsing of restrictions thereon and the distribution of cash, shares or other property pursuant thereto, as applicable, will be subject to the achievement of one or more objective performance goals established by the Compensation Committee under the requirements of Section 162(m) of the Code. These performance measures may include revenue, profits, expense management and improvements to balance sheet management or such other measures as the Compensation Committee deems appropriate.

Change in Control

   For purposes of the 1999 Stock Incentive Plan, a Change in Control is defined as the occurrence of any of the following events:

     (a) The acquisition, other than from the Company, by any individual, entity or group (other than the Company or an employee benefit plan of the Company) of beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities of the Company; or

     (b) The approval by the shareholders of the Company of a reorganization, merger, consolidation or recapitalization of the Company, other than one in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following such transaction is held by the persons who, immediately prior to the transaction, were the holders of more than 50% of the combined voting power of the then outstanding voting securities of the Company; or

     (c) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company; or

     (d) Individuals who, as of the effective date of the 1999 Stock Incentive Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors when comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board.

   Provided, however, that, notwithstanding the foregoing, no event or transaction described herein shall be deemed to be a Change in Control under this Plan unless such event or transaction has received all necessary regulatory or governmental (including local, state, federal and foreign) approvals required for the lawful consummation of such event or transaction.

   The Board may create any provisions for the acceleration or cessation of vesting of Stock Options or Restricted Stock in the event of a Change-of-Control for some or all of a specific grant. Unless otherwise decided by the Board, upon a Change in Control, awards under the 1999 Stock Incentive Plan will be replaced on an equivalent basis with awards based upon the stock of the acquiring entity. If that does not occur, the Compensation Committee may redeem awards under the 1999 Stock Incentive Plan for cash. Additionally, in making awards, the Compensation Committee may simply deem that awards will accelerate vesting upon a Change in Control. Any award not replaced, cashed out, or accelerated upon a Change in Control will be canceled.

Certain Federal Income Tax Consequences

   The Company believes that under present law, the following are the federal tax consequences generally with respect to award granted under the 1999 Stock Incentive Plan. The grant of an option will create no tax consequences for an employee or the Company. The employee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an option other than an ISO, the employee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise, and the Company will be entitled to a deduction in the same amount. The treatment to an employee of a disposition of shares acquired through the exercise of an option depends on how long the shares have been held and if such shares were acquired by exercising an ISO or an option other than an ISO. Generally there will be no tax consequence to the company in connection with a disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

   If restricted stock is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the restricted stock received, and the Company will be entitled to a deduction for the same amount. If the award is not transferable and is subject to substantial risk of forfeiture, the participant must recognize ordinary income on the date the shares first become transferable or not subject to substantial risk of forfeiture (whichever occurs earlier), in an amount equal to the fair market value of such shares of other property on such date, and the Company will be entitled to a deduction for the same amount, at that time.

   The Board of Directors recommends a vote FOR the adoption of the 1999 Stock Incentive Plan.

  III. RATIFICATION OF SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   The Board of Directors proposes that the stockholders ratify the appointment by the Audit Committee of Arthur Andersen LLP to serve as the Company's independent certified public accountants for the 2000 fiscal year. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the meeting to respond to appropriate questions, and they will have an opportunity, if they desire, to make a statement.

   The Board of Directors recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for the 2000 fiscal year.

                  STOCKHOLDER PROPOSALS AND OTHER INFORMATION

   Management has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business is presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy card.

   Stockholder proposals to be presented at the 2000 Annual Meeting must be received by the Company on or before March 15, 2000, for inclusion in the proxy statement relating to that meeting. Proposals should be sent to the attention of the Secretary of the Company. In addition, the Company's bylaws contain certain requirements with respect to the submission of proposals and the nomination of directors at any stockholder meeting.

                       WHERE CAN I GET MORE INFORMATION?

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

   Reports, proxy statements and other information concerning Exide can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

   Enclosed with this proxy statement is a copy of our Annual Report for the 1999 fiscal year. If you would like copies of any other recently filed documents, please direct your request to our Director of Investor Relations, Exide Corporation, 645 Penn Street, Reading, Pennsylvania 19601-4205.

                                                                        ANNEX A

                               Exide Corporation
                           1999 STOCK INCENTIVE PLAN

1. Purpose of the Plan.

   The purpose of the Exide Corporation 1999 Stock Incentive Plan (the "Plan") is to promote the interests of Exide Corporation (together with its subsidiaries, the "Company") and its stockholders by (i) attracting and retaining employees, officers, directors, consultants and advisors of outstanding ability, (ii) motivating such persons, by means of performance-related incentives, to achieve longer-range performance goals and (iii) enabling such persons to participate in the long-term growth and financial success of the Company.

2. Administration

   (a) Subject to the following paragraphs, the Plan shall be administered by the Board of Directors of the Company (the "Board") or by a Compensation Committee of the Board (the "Compensation Committee"). If the Board delegates to the Compensation Committee the authority to administer the Plan, the Compensation Committee shall be empowered to take all actions reserved to the Board under the Plan. The Board is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations to further the purposes of the Plan and to make all other determinations necessary for the administration of the Plan. All such actions by the Board shall be conclusive, final and binding on all participants.

   (b) Should the Board delegate to the Compensation Committee the authority to administer the Plan, then such Compensation Committee shall consist solely of members of the Board who qualify as (i) "Non-Employee Directors" as defined under Rule 16b-3 under the Exchange Act and (ii) "outside directors" as defined under Section 162(m) or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code") and applicable Treasury regulations thereunder, if and to the extent such qualification is necessary so that the grant or the exercise of awards made under the Plan will qualify for any tax or other material benefit to participants or the Company under applicable law.

   (c) Notwithstanding the foregoing, the Board may, subject to any limitations or restrictions that the Board may impose from time to time, delegate to the Chief Executive Officer the authority to administer the Plan, including the authority to make grants of Options (as hereinafter defined) to employees of the Company and its subsidiaries who are not subject to the requirements of Section 16 of the Exchange Act and who are not expected to be subject to the limitations of Section 162(m) of the Code.

3. Awards.

   Awards under the Plan may be in the form of options which qualify as "incentive stock options" within the meaning of Section 422 or any successor provision of the Code ("Incentive Stock Options"), options which do not so qualify ("Nonqualified Options" and, collectively with Incentive Stock Options, "Options"), and stock which is subject to certain forfeiture risks and restrictions on transferability ("Restricted Stock"). Incentive Stock Options may be granted only to employees of the Company. Each award of an Option shall be designated in the applicable Option grant certificate as an Incentive Stock Option or a Nonqualified Option, as appropriate. If, notwithstanding its designation as an Incentive Stock Option, all or a portion of any Option does not qualify under the Code as an Incentive Stock Option, the portion which does not so qualify shall be treated for all purposes hereunder as a Nonqualified Option.

4. Shares Subject to the Plan.

   Subject to adjustment as provided in Section 9, the maximum aggregate number of shares of common stock, par value $.01 per share ("Common Stock"), that may be awarded under the Plan is 3,000,000 shares. Grants of restricted stock as provided in Section 8 shall be limited to 200,000 shares. The Common Stock to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock which shall have been reacquired by the Company and held in its treasury. The Common Stock covered by any unexercised portion of terminated stock options granted under the Plan, or by any award of Restricted Stock which is forfeited, may again be subject to new awards under the Plan. In the event the purchase price of an Option is paid in whole or in part through the delivery of Common Stock, only the net number of shares of Common Stock issuable in connection with the exercise of the Option shall be counted against the number of shares remaining available for the grant of awards under the Plan. No participant shall be granted awards in respect of more than 500,000 shares of Common Stock in any calendar year (subject to adjustment as provided in Section 9).

5. Participants.

   The Board shall determine and designate from time to time those employees, directors, consultants and advisors of the Company or its subsidiaries who shall be awarded Options or Restricted Stock under the Plan and the number of shares of Common Stock to be covered by each such Option or Restricted Stock award; provided that any such consultants or advisors render bona fide services which are not in connection with the offer or sale of securities in a capital-raising transaction. In making its determinations, the Board shall take into account the present and potential contributions of the respective individuals to the success of the Company and such other factors as the Board shall deem relevant in connection with accomplishing the purposes of the Plan. Each award shall be evidenced by a written Option or Restricted Stock agreement or grant form ("Grant Instrument") as the Board shall approve from time to time.

6. Fair Market Value.

   For all purposes under the Plan, the term "Fair Market Value" shall mean, as of any applicable date: (i) if the principal securities market on which the Common Stock is traded is a national securities exchange or The NASDAQ National Market ("NNM"), the closing price of the Common Stock on such exchange or the NNM, as the case may be, or if no sale of the Common Stock shall have occurred on such date, on the next preceding date on which there was a reported sale; (ii) if the principal securities market on which the Common Stock is traded is not a national securities exchange or the NNM, the average of the bid and asked prices reported by the National Quotation Bureau, Inc.; or (iii) if the price of the Common Stock is not so reported, the fair market value of the Common Stock as determined in good faith by the Board.

7. Grants of Options.

   (a) Exercise Price of Options. Incentive Stock Options shall be granted at an exercise price of not less than 100% of the Fair Market Value on the date of grant; provided, however, that Incentive Stock Options granted to a participant who at the time of such grant owns (within the meaning of Section 424(d) of the Code) more than ten percent of the voting power of all classes of stock of the Company (a "10% Holder") shall be granted at an exercise price of not less than 110% of the Fair Market Value on the date of grant. Nonqualified Options shall be granted at an exercise price of not less than 100% of the Fair Market value on the date of grant.

   (b) Term and Termination of Options.

   (1) The Board shall determine the term within which each Option may be exercised, in whole or in part; provided that (i) such term shall not exceed ten years from the date of grant; (ii) the term of an Incentive Stock Option granted to a 10% Holder shall not exceed five years from the date of grant; and (iii) the aggregate Fair Market Value (determined on the date of grant) of Common Stock with respect to which Incentive Stock Options granted to a participant under the Plan or any other plan of the Company and its subsidiaries become exercisable for the first time in any calendar year shall not exceed $100,000.

   (2) Unless otherwise determined by the Board, all rights to exercise Options shall terminate on the first to occur of (i) the scheduled expiration date as set forth in the applicable Grant Instrument; (ii) ninety days following the date of termination of employment or provision of services for any reason other than the death or permanent disability (as defined in the benefit programs of Exide Corporation) of the participant; (iii) the scheduled expiration date by reason of the participant's death or permanent disability, or retirement; (iv) immediately, if employee ceases employment and provides services or support for any other firm or competitor, as determined by the Board; or (v) as may be otherwise provided in the event of a Change of Control as defined in Section 10; provided, however, that in the event that an employee ceases to be employed by the Company due to a termination for "cause" (as defined in Section 7(b)(3)), all rights to exercise Options held by such employee shall terminate immediately as of the date such employee ceases to be employed by the Company.

   (3) As used in this Plan, the term "cause" shall mean a written finding by the Board that the employee has engaged in conduct that is fraudulent, disloyal, criminal or injurious to the Company, including, without limitation, embezzlement, theft, commission of a felony or dishonesty in the course of his or her employment or service, or the disclosure of trade secrets or confidential information of the Company to persons not entitled to receive such information.

   (c) Payment for Shares. Full payment for shares purchased upon exercise of Options granted under the Plan shall be made at the time the award is exercised in whole or in part. Payment of the purchase price shall be made in cash or in such other form as the Board may approve, including, without limitation: (i) by the delivery to the Company by the participant of a promissory note containing such terms as the Board may determine; (ii) by the delivery to the Company by the participant of shares of Common Stock that have been held by the participant for at least six months prior to exercise of the award, valued at the Fair Market Value of such shares on the date of exercise; or (iii) if the Common Stock is publicly traded, pursuant to a cashless exercise arrangement with a broker on such terms as the Board may determine. No shares of Common Stock shall be issued to the participant until such payment has been made and a participant shall have none of the rights of a stockholder with respect to Options held by such participant.

   (d) Other Terms and Conditions. The Board shall have the discretion to determine terms and conditions, consistent with the Plan, that will be applicable to Options, including, without limitation, performance-based criteria for acceleration or determination of the date on which certain Options shall become exercisable. Options granted to the same or different participants, or at the same or different times, need not contain similar provisions.

   (e) Substitution of Options. Options may be granted under the Plan from time to time in substitution for stock options of other entities ("Acquired Companies") in connection with the merger or consolidation of the Acquired Company with the Company, the acquisition by the Company of all or a portion of the assets of the Acquired Company, or the acquisition of stock of the Acquired Company such that the Acquired Company becomes a subsidiary of the Company.

   (f) Delivery of Common Stock. The Board shall generally deliver shares of Common Stock immediately upon a valid exercise of a Stock Option under the Plan or as soon as administratively feasible. The Board shall also have the discretion to accept written election, in a form it determines, from a participant to defer or alter delivery of Common Stock after exercise. The Board may impose limitations on such deferral.

8. Grants of Restricted Stock.

   The Board may issue or transfer shares of Common Stock to employees, directors, consultants or advisors under a grant of Restricted Stock, upon such terms as the Board deems applicable, including the provisions set forth below:

   (a) General Requirements. Shares of Common Stock issued or transferred pursuant to Restricted Stock grants may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Board. The Board may establish conditions under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria (including performance-based criteria) as the Board deems appropriate. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Grant Instrument as the "Restriction Period."

   (b) Number of Shares. The Board shall determine the number of shares of Common Stock to be issued or transferred pursuant to a Restricted Stock grant and the restrictions applicable to such shares.

   (c) Requirement of Employment or Service. If the recipient of a Restricted Stock grant ("Grantee") ceases to be employed by, or to provide service to, the Company during the Restriction Period, or if other specified conditions are not met, the Restricted Stock grant shall terminate as to all shares covered by the grant as to which the restrictions have not lapsed, and those shares of Common Stock must be immediately returned to the Company in exchange for the purchase price, if any, paid by the Grantee for such shares. The Board may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

   (d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, donate, pledge or otherwise dispose of the shares of Restricted Stock. Each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the applicable restrictions. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares of Restricted Stock subject to restrictions when all restrictions on such shares have lapsed. The Board may determine that the Company will not issue certificates for shares of Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed.

   (e) Right to Vote and to Receive Dividends. During the Restriction Period, the Grantee shall have the right to vote shares of Restricted Stock and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Board.

   (f) Lapse of Restrictions. All restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions agreed to, or imposed by the Board. The Board may determine, as to any or all Restricted Stock grants, that the restrictions shall lapse without regard to any Restriction Period. The Board may also agree in its sole discretion, to extend the restriction period at the request of the participant. Such request shall be made in writing and shall be in a form acceptable to the Board. The Board may impose any limitations on the extension of the Restricted Period.

9. Adjustments to Reflect Capital Changes.

   The number and kind of shares subject to outstanding awards, the exercise price applicable to Options previously awarded, and the number and kind of shares available subsequently to be granted under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares or other change in capitalization with a similar substantive effect upon the Plan or the awards granted under the Plan. The Board shall have the power and sole discretion to determine the nature and amount of the adjustment to be made in each case. The adjustment so made shall be final and binding on all participants.

10. Definition of Change of Control.

   For purposes of this Plan, a "Change of Control" shall mean the occurrence of any of the following events:

     (a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the Company or an employee benefit plan of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); or

     (b) The approval by the shareholders of the Company of a reorganization, merger, consolidation or recapitalization of the Company (a "Business Combination"), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the Voting Securities; or

     (c) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company; or

     (d) Individuals who, as of the Restated Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors when comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.

   Provided, however, that notwithstanding anything else in this Section 10 to the contrary, no event or transaction described herein shall be deemed to be a Change in Control under this Plan unless such event or transaction has received all necessary regulatory or governmental (including local, state, federal and foreign) approvals required for the lawful consummation of such event or transaction.

11. Consequences of a Change of Control.

   (a) Upon a Change of Control, (i) each outstanding Option shall be assumed by the Acquiring Corporation (as defined below) or parent thereof or replaced with a comparable option or right to purchase shares of the capital stock, or equity equivalent instrument, of the Acquiring Corporation or parent thereof, or other comparable rights (such assumed and comparable options and rights, together, the "Replacement Options"), and (ii) each share of Restricted Stock shall be converted to a comparable restricted grant of capital stock, or equity equivalent instrument, of the Acquiring Corporation or parent thereof or other comparable restricted property (such assumed and comparable restricted grants, together, the "Replacement Restricted Stock"); provided, however, that if the Acquiring Corporation or parent thereof does not agree to grant Replacement Options and Replacement Restricted Stock, then all outstanding Options which have been granted under the Plan and which are not exercisable as of the effective date of the Change of Control shall automatically accelerate and become exercisable immediately prior to the effective date of the Change of Control and all restrictions and conditions on any Restricted Stock which has been granted under the Plan shall lapse upon the effective date of the Change of Control. The term "Acquiring Corporation" means the surviving, continuing, successor or purchasing corporation, as the case may be. The Board may determine in its discretion (but shall not be obligated to do so) that, in lieu of the issuance of Replacement Options, all holders of outstanding Options which are exercisable immediately prior to a Change of Control (including those that become exercisable under this Section 11(a) and any that become exercisable under Section 11(d) will be required to surrender them in exchange for a payment by the Company, in cash or Common Stock as determined by the Board, of an amount equal to the amount (if any) by which the then Fair Market Value of Common Stock subject to unexercised Options exceeds the exercise price of those Options, with such payment to take place as of the date of the Change of Control or such other date as the Board may prescribe.

   (b) Any Options that are not assumed or replaced by Replacement Options, exercised or cashed out prior to or concurrent with a Change of Control will terminate effective upon the Change of Control or at such other time as the Board deems appropriate.

   (c) Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, no action described in the Plan shall be taken (including, without limitation, actions described in subsections (a), (b) and (c) above) if such actions would make the Change of Control ineligible for "pooling of interests" accounting treatment or would make the Change of Control ineligible for desired tax treatment if, in the absence of such actions, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to such Change of Control.

   (d) Notwithstanding anything in Section 12 to the contrary, the Board may, in the Grant Instrument, create any provisions for the acceleration or cessation of vesting of Stock Options or Restricted Stock in the event of a Change-of-Control for some or all of a specific grant.

12. Transferability of Options.

   Unless otherwise determined by the Board with respect to Nonqualified Options for one or more participants, Options granted under the Plan shall not be transferable other than by will or the laws of descent and distribution and are exercisable during a participant's lifetime only by the participant.

13. Withholding.

   The Company shall have the right to deduct any taxes required by law to be withheld in respect of awards granted under the Plan from amounts paid to a participant in cash as salary, bonus or other compensation. In the Board's discretion, a participant may be permitted to elect to have withheld from the shares otherwise issuable to the participant, or to tender to the Company, a number of shares of Common Stock the aggregate Fair Market Value of which does not exceed the minimum applicable withholding rate for federal (including
FICA), state and local tax liabilities. Such election must be in a form and manner prescribed by the Board.

14. Construction of the Plan.

   The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations and rights relating to the Plan, shall be determined solely by the Board. Any determination by the Board shall be final and binding on all participants. The Plan shall be governed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of such laws.

15. No Right to Award; No Right to Employment.

   No person shall have any claim of right to be granted an Option or Restricted Stock under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries or as giving any consultant, advisor or director any right to continue to serve in such capacity.

16. Awards Not Includable for Benefit Purposes.

   Income recognized by a participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) or group insurance or other benefit plans applicable to the participant that are maintained by the Company or any of its subsidiaries, except as may be provided under the terms of such plans or determined by resolution of the Board.

17. No Strict Construction.

   No rule of strict construction shall be implied against the Company, the Board or any other person in the interpretation of any of the terms of the Plan, any award granted under the Plan or any rule or procedure established by the Board.

18. Captions.

   All section headings used in the Plan are for convenience only, do not constitute a part of the Plan and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

19. Severability.

   Whenever possible, each provision in the Plan and every award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and all other provisions of the Plan and every other award at any time granted under the Plan shall remain in full force and effect.

20. Legends.

   All certificates for Common Stock delivered under the Plan shall be subject to such transfer and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Stock is then listed or quoted and any applicable federal or state securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

21. Amendment.

   The Board may, by resolution, amend or revise the Plan, except that such action shall not be effective without stockholder approval if such stockholder approval is required to maintain the compliance of the Plan and/or awards granted to directors, executive officers or other persons under any applicable securities tax or other legal requirement. The Board may not modify any Options previously granted under the Plan in a manner adverse to the holders thereof without the consent of such holders, except in accordance with the provisions of Sections 9, 11 or 22.

22. Modification for Grants Outside the U.S.

   The Board may, without amending the Plan, modify grants of Options or Restricted Stock to participants who are foreign nationals or employed outside the United States in order to recognize differences in local law or regulations, tax policies or customs.

23. Effective Date; Termination of Plan.

   The Plan will be effective on August 11, 1999, subject to shareholder approval. The Plan shall terminate on August 10, 2009, unless it is earlier terminated by the Board. Termination of the Plan shall not affect awards previously granted under the Plan.

                               EXIDE CORPORATION

                                     PROXY

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 11, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Robert A. Lutz, James M. Diasio and John R. Van Zile, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Exide Corporation, a Delaware corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Lincoln Plaza Hotel, 100 North Fifth Street, Reading, Pennsylvania 19601 on August 11, 1999 at 11:00 a.m. (local time) or at any adjournment or postponement thereof, as shown on the voting side of this card.

                              ------------------

                               See Reverse Side

                              ------------------

[Page break]
-------------------------------------------------------------------------------

[X]Please mark your votes as in this example.

  This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominees directors, FOR Proposal 2 and FOR Proposal 3.

1. Election of All Nominees for Director Listed Hereon.

  Nominees:Robert A. Lutz
                Francois J. Castaing
                John A. James
                Heinz C. Prechter
                John E. Robson

                                  FORWITHHELD
                                [_]   [_]

  For all nominees listed hereon, except vote withheld for the following nominee(s):
  ----------------------------------------------------------------------------

2. Adopt the Company's 1999 Stock Incentive Plan.

                               FORAGAINSTABSTAIN
                           [_]       [_]        [_]

3. Ratify the appointment of Arthur Andersen LLP as the independent accountants of the Company for the 2000 fiscal year.


                               FORAGAINSTABSTAIN
                           [_]       [_]        [_]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   This proxy should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

   Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                      -----------------------------------

                      -----------------------------------
                     Signature(s)    Date